As filed with the Securities and Exchange Commission on June 4, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kalaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1971007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

628 Middlefield Road Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan

2020 Stock Option and Grant Plan

2020 Employee Stock Purchase Plan

(Full Title of the Plan)

Andrew Oxtoby

President and Chief Executive Officer

Kalaris Therapeutics, Inc,

628 Middlefield Road

Palo Alto, California 94301

(Name and Address of Agent For Service)

(650) 249-2727

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 7, 2024, Kalaris Therapeutics, Inc. (formerly AlloVir, Inc.), a Delaware corporation (the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc)., a Delaware corporation (“Legacy Kalaris”) and Aurora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), whereby Merger Sub merged with and into Legacy Kalaris, with Legacy Kalaris continuing as a wholly-owned subsidiary of the Registrant (the “Merger”). Upon closing of the Merger, the Registrant was renamed Kalaris Therapeutics, Inc.

In connection with the Merger Agreement, each outstanding option to purchase shares of Legacy Kalaris common stock, par value $0.00001 per share, granted by Legacy Kalaris under Legacy Kalaris’ 2019 Equity Incentive Plan, as amended (the “2019 Plan”), whether or not vested, was converted into an option to acquire a number of shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the 2019 Plan and the applicable option award agreement immediately prior to the effective time of the Merger, with necessary adjustments to the number of shares and exercise price to reflect the exchange ratio of 0.2016. The Registrant assumed the 2019 Plan and each such Legacy Kalaris option in accordance with the terms of the 2019 Plan and the terms of each stock option agreement by which such Legacy Kalaris option was evidenced.

Accordingly, this Registration Statement on Form S-8 (the “Registration Statement”) is filed by the Registrant for the purpose of registering an aggregate of 2,902,755 shares of Common Stock, consisting of (i) 1,367,414 shares of Common Stock issuable under the 2019 Plan representing (a) an aggregate of 1,144,690 shares of Common Stock issuable with respect to Legacy Kalaris options assumed by the Registrant pursuant to the Merger Agreement and (b) an aggregate of 222,724 shares of Common Stock reserved and available for future issuance under the 2019 Plan, (ii) an aggregate of 1,435,304 additional shares of Common Stock reserved and available for future issuance under the Registrant’s 2020 Stock Option and Grant Plan (as amended, the “2020 Plan”), and (iii) an aggregate of 100,037 additional shares of Common Stock reserved and available for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”). All applicable amounts reflect the 1-for-23 reverse stock split of Common Stock that was effected on January 15, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is omitted from this Registration Statement and included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from this Registration Statement and included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section  13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a)  above; and

(c) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A as filed with the Commission on  July 27, 2020, as amended by Amendment No. 1 thereto, as filed with the Commission on July 29, 2020, as the description therein has been updated and superseded by the description of its common stock contained in  Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on  February 10, 2021, and as further supplemented by the description of the Registrant’s common stock set forth in the prospectus dated February 10, 2025, which was filed with the Commission on February  10, 2025 and is part of the Registration Statement on Form S-4 originally filed with the Commission on December 9, 2024 (Registration No. 333-283678), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”), the Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated by-laws.

Section 102 of the DGCL permits a corporation to eliminate or limit the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated by-laws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or similar proceeding, and any claim, issue, or matter therein, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated by-laws provide that the Registrant may indemnify, in the discretion of the board of directors of the Registrant, to the fullest extent permitted by law, any employee or agent of the Registrant who is or was a party or is threatened to be made a party to any action, suit or similar proceeding, and any claim, issue or matter therein by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated by-laws also provide that the Registrant must advance expenses incurred by or on behalf of a director, and may advance expenses by or on behalf of an officer, employee or agent in the discretion of the board of directors of the Registrant, in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Registrant will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any amendment, repeal or modification of applicable law shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

The Registrant has entered into and in the future plans to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, require the Registrant to indemnify these individuals for certain expenses including reasonable attorneys’ fees, court costs and all other out-of-pocket expenses of the types customarily incurred in connection with prosecuting, defending or otherwise participating in a proceeding. These agreements do not require the Registrant to indemnify these individuals for judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding.

In addition, the Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39409) filed with the Securities and Exchange Commission on March 18, 2025)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-39409) filed with the Securities and Exchange Commission on March 18, 2025)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche, LLP, independent registered public accounting firm

23.3	Consent of Deloitte & Touche, LLP, independent registered public accounting firm for AlloVir, Inc.

24.1	Power of attorney (included on the signature pages of this Registration Statement)

99.1	2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-39409) filed with the Securities and Exchange Commission on May 14, 2025)

99.2	2020 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-39409) filed with the Securities and Exchange Commission on May 14, 2025)

99.3	2020 Employee Stock Purchase Plan.

107	Filing Fee Table

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on this 4th day of June, 2025.

KALARIS THERAPEUTICS, INC.

By:	/s/ Andrew Oxtoby
Andrew Oxtoby
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Kalaris Therapeutics, Inc., hereby severally constitute and appoint Andrew Oxtoby and Brett Hagen, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Kalaris Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Oxtoby Andrew Oxtoby	President, Chief Executive Officer and Director (Principal executive officer)	June 4, 2025

/s/ Brett Hagen Brett Hagen	Senior Vice President and Chief Accounting Officer (Principal financial and accounting officer)	June 4, 2025

/s/ Anthony Adamis Anthony Adamis, M.D.	Director	June 4, 2025

/s/ Srinivas Akkaraju Srinivas Akkaraju, M.D., Ph.D.	Director	June 4, 2025

/s/ Michael Dybbs Michael Dybbs, Ph.D.	Director	June 4, 2025

/s/ Napoleone Ferrara Napoleone Ferrara	Director	June 4, 2025

/s/ David Hallal David Hallal	Director	June 4, 2025

/s/ Morana Jovan-Embiricos Morana Jovan-Embiricos, Ph.D.	Director	June 4, 2025

/s/ Leone Patterson Leone Patterson	Director	June 4, 2025